Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of Commonwealth Biotechnologies, Inc. for the year ended December 31, 2012 of our report dated May 13, 2013 included in its Registration Statement on Form S-8 (No. 333-51074) and S-3 (No. 333-51078) relating to the financial statements for the year then ended.

/s/PBMares, LLP

Richmond, Virginia

May 20, 2013